EXHIBIT 10.6

THROUGHPUT AGREEMENT

This Throughput Agreement (the “Agreement”) is entered into on April 7, 2009, to be effective as of 11:59 PM CDT March 31, 2009 (the “Effective Date”), and is made by and among SemGroup Energy Partners, L.L.C. (“Owner”), and SemCrude, L.P. (“Customer”), sometimes referred to individually as “Party” and collectively as “Parties”.  In consideration of the mutual promises contained in this Agreement, the Parties agree to the following terms and conditions.

Section 1.   Definitions.  In this Agreement, unless the context requires otherwise, the terms defined in the preamble have the meanings indicated and the following terms will have the meanings indicated below:

“Affiliate” means, in relation to a Party, any Person that (i) directly or indirectly controls such Party, (ii) is directly or indirectly controlled by such Party or (iii) is directly or indirectly controlled by a Person that directly or indirectly controls such Party.  For this purpose, “control” of any entity or Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of a majority of equity interests or voting power or control in fact of the entity or Person or otherwise.  For purposes of this Agreement, Owner and its subsidiaries shall not be deemed to be Affiliates of Customer and its other subsidiaries.

“Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, or decree of any Governmental Authority and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority and (iii) any license, permit or compliance requirement by any Governmental Authority, in each case applicable to either Party and as amended or modified from time to time.

“Bankruptcy Cases” means the chapter 11 cases commenced by SemGroup, L.P. and certain of its direct and indirect subsidiaries on July 22, 2008, jointly administered under Case No. 08-11525 (BLS).

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any other court having jurisdiction over the Bankruptcy Cases from time to time.

“Barrel” means forty-two (42) Gallons.

“Business Day” means each calendar day, excluding Saturdays, Sundays, or other holidays observed by Owner.

“Cushing Interchange” means the major pipeline, terminal and storage interchange and facilities located at Cushing, Oklahoma.

“Cushing Interchange Terminal” means the Terminal located at the Cushing Interchange.

“Custody Transfer Meter” means a measurement instrument which furnishes quantity and quality information which can be used as a basis for a change in ownership or a change in responsibility for crude oil.

“Dispute Notice” has the meaning assigned to such term in Section 2.5.

“Disputed Items” has the meaning assigned to such term in Section 2.5.

“Extended Term” has the meaning assigned to such term in Section 15.1.

“Force Majeure” means (i) strikes, lockouts or other industrial disputes or disturbances, (ii) acts of the public enemy or of belligerents, hostilities or other disorders, wars (declared or undeclared), blockades, thefts, insurrections, riots, civil disturbances or sabotage, (iii) acts of nature, landslides, severe lightning, earthquakes, fires, tornadoes, hurricanes, storms, and warnings for any of the foregoing which may necessitate the precautionary shut-down of pipelines, trucks, docks, loading and unloading facilities or the Terminal or other related facilities, floods, washouts, freezing of machinery, equipment, or lines of pipe, inclement weather that necessitates extraordinary measures and expense to construct facilities or maintain operations, tidal waves, perils of the sea and other adverse weather conditions or unusual or abnormal conditions of the sea or other water, (iv) arrests and restraints of, or other interference or restrictions imposed by, governments (either federal, state, civil or military and whether legal or de facto or purporting to act under some constitutions, decree, law or otherwise), necessity for compliance with any court order, or any law, statute, ordinance, regulation, or order promulgated by a Governmental Authority having or asserting jurisdiction, embargoes or export or import restrictions, expropriation, requisition, confiscation or nationalization or (v) epidemics or quarantine, explosions, breakage or accidents to equipment, machinery, plants, facilities or lines of pipe, electric power shortages, breakdown or injury of trucks or vessels or any other causes, whether of the kind enumerated above or otherwise, which were not reasonably foreseeable, and which are not within the control of the Party claiming suspension of its obligations under this Agreement pursuant to Section 10 and which by the exercise of reasonable due diligence such Party is unable to prevent or overcome.  Such term will likewise include, in those instances where a Party is required to obtain servitudes, rights-of-way, grants, permits, or licenses to enable such Party to fulfill its obligations under this Agreement, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way grants, permits or licenses, and in those instances where a Party is required to furnish materials and supplies for the purpose of constructing or maintaining facilities to enable such Party to fulfill its obligations under this Agreement, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials and supplies.  If Owner is claiming a suspension of its obligations under this Agreement pursuant to Section 10, any of the above listed events or circumstances will constitute a Force Majeure upon the first occurrence of the event or circumstance.  If Customer is claiming a suspension of its obligations under this Agreement, an event or circumstance will not constitute a Force Majeure unless and until it has occurred and continues for thirty (30) consecutive days.

“Gallon” means a U.S. gallon of 231 cubic inches corrected to 60 degrees Fahrenheit.

“Governmental Authority” means any foreign or U.S. federal, state, regional, local or municipal governmental body, agency, instrumentality, board, bureau, commission, department, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any person purporting to act therefor.

“Indemnified Party” has the meaning assigned to such term in Section 18.1.

“Indemnifying Party” has the meaning assigned to such term in Section 18.1.

“Independent Inspector” means a licensed Person who performs sampling, quality analysis and quantity determination of the Product received or delivered.

“Initial Term” has the meaning assigned to such term in Section 15.1.

“Interest Rate” means the one-month London Interbank Offered Rate (“LIBOR”).

“Liability” means any obligation, liability, charge, deficiency, assessment, interest, penalty, judgment, award, cost or expense of any kind (including reasonable attorneys’ fees, other fees, court costs and other disbursements).  The term also includes any liability that directly or indirectly arises out of or is related to any claim, proceeding, judgment, settlement or judicial or administrative order made or commenced by any third party or Governmental Authority.

“Longview Terminal” means the Terminal located at Longview, Texas.

“Meter Resolution Period” has the meaning assigned to such term in Section 8.2.

“Month” means a calendar month.

“Person” means and includes natural persons, corporations, limited partnerships, limited liability companies, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and all Governmental Authorities.

“Product” means each of the products described in Attachment “B” which are owned by or for the account of the Customer.

“Product Loss” means any loss of Product occurring as a result of any contamination, adulteration, mislabeling, misidentification or other loss of or damage to Product caused by the failure of Owner to use reasonable industry procedures in the handling, testing or storage of Product.  Product Loss shall not include the result of loss of or damage to Product (i) associated with circumstances involving Force Majeure, (ii) caused by the act or omission of Customer or (iii) due to pipeline line loss of no greater than 2/10 of 1% on Barrels owned by Customer.

“Referee” has the meaning assigned to such term in Section 2.5.

“Required Compliance Capital Expenditures” has the meaning assigned to such term in Section 4.5.

“Resolution Period” has the meaning assigned to such term in Section 2.5.

“Scheduling Notice” has the meaning assigned to such term in Section 4.2.

“System” has the meaning indicated in Attachment “A”.

“Temporary Event” has the meaning assigned to such term in Section 4.1.

“Term” has the meaning indicated in Section 15.1.

“Terminal” means terminals described in Attachment “A”.

“Third Party” means any entity other than Owner, Customer or their Affiliates.

“Third Party Claim” has the meaning assigned to such term in Section 18.3.

Section 2.   Services, Statements, Invoices, Documents and Records.

2.1 Owner will provide to or for Customer on or by means of the System (i) pipeline gathering and transportation services for Product for delivery to refiners, to other pipelines or to storage facilities operated by Owner, Customer or by Third Parties; (ii) truck gathering and transportation services for Product at wellhead locations within Owner’s current operational areas and at any other location to which the Parties mutually agree for delivery to Owner’s or Customer’s pipeline gathering system, to Third Party pipelines or to Owner’s or Customer’s Cushing Interchange Terminal; (iii) terminalling and storage services related to the receipt, storage and delivery of Product into and out of storage tanks at Owner’s Cushing Interchange Terminal, Owner’s Longview Terminal or at other storage facilities on the System; and (iv) such additional services as may be provided under this Agreement and Attachment “A”.  For the services set forth above, Customer shall pay Owner the fees, rates and charges contained in Attachment “A” to this Agreement.  The foregoing services will be performed in a manner consistent with Owner’s current practices on the System and in compliance with Applicable Law.  Owner may adapt its performance of services pursuant to this Agreement in order to be consistent with industry practices, in order to meet the requirements of health and safety laws, rules and regulations and in order to achieve the efficient utilization of the System.

2.2 Owner will transmit to Customer receipt and delivery information (i) in the form of an electronic data feed consistent with the format used as of the Effective Date from Excalibur and (ii) to the extent such receipt and delivery information is not available via an electronic data feed, statements of receipts, deliveries and ending inventory, copies of individual tank gauging documents, pipeline meter tickets, tank truck unloading and other gauging documents, as applicable.  Owner will provide all such receipt and delivery information within two (2) Business Days following the receipt or delivery of Product.  Owner will allow Customer reasonable access to copies of individual tank gauging documents, pipeline meter tickets, tank truck unloading and other gauging documents, as applicable, to the extent requested by Customer.

2.3 Within fifteen (15) days following the end of each Month during the Term of this Agreement, Owner will (i) provide a monthly inventory statement and (ii) submit to Customer statements recording the volume of Customer’s Product received into and delivered from the System during the Month, together with an invoice for amounts due under this Agreement for services provided during the Month.

2.4 Each Party will maintain a true and correct set of records pertaining to its performance of this Agreement and will retain copies of all such records for the longer of (i) a period of two (2) years following the end of the fiscal year to which such records pertain or (ii) such longer period as may be necessary to comply with provisions of Applicable Law.  Upon reasonable prior notice, a Party or its authorized representative may at its sole cost, during the Term of this Agreement and thereafter during the aforesaid two (2) year period, inspect such records of the other Party during normal business hours at the other Party’s place of business.

2.5 If Customer disputes the amount reflected in any statement or invoice delivered pursuant to Section 2.3 of this Agreement, then Customer may, within thirty (30) days after receipt of such statement or invoice, deliver a written notice to Owner (the “Dispute Notice”) setting forth the items in dispute in reasonable detail (the “Disputed Items”).  During the thirty (30) day period following delivery of the Dispute Notice (the “Resolution Period”), the Parties will use their commercially reasonable efforts to reach agreement on the Disputed Items set forth in the Dispute Notice.  If the Parties are unable to reach an agreement during the Resolution Period, then they will appoint a mutually acceptable independent party to review the Dispute Notice and determine the final amount of the Disputed Items.  If the Parties are unable to agree on a single independent party within fifteen (15) days after the end of the Resolution Period, then the Parties will each appoint one (1) independent party, who will jointly select a third independent party (singly or collectively, the “Referee”), within thirty (30) days after the end of the Resolution Period.  The Referee shall deliver its determination to the Parties within thirty (30) days from the date of its engagement.  The Referee’s report shall be final and binding upon the Parties.  The cost of the Referee’s engagement and report shall be shared fifty percent (50%) by Owner and fifty percent (50%) by Customer.

Section 3.   Fees, Charges and Taxes.

3.1 Customer will pay Owner the fees, rates and charges set forth in Attachment “A” with respect to the services provided under this Agreement.  All such payments, as well as any taxes and other amounts to which Owner is entitled under this Agreement, shall be paid in accordance with the terms and conditions set forth in this Agreement.

3.2 All fees and charges reflected in Owner’s invoices are due and payable within fifteen (15) Business Days after Customer’s receipt of Owner’s invoice.  Payment must be made by electronic wire transfer of same day available federal funds to Owner’s account and bank, both as indicated on Owner’s invoice.  Invoices may be sent by electronic mail and telephone facsimile.  If Customer disputes any portion of an invoice, Customer must pay the undisputed portion of the invoice.  Overdue or disputed amounts that are resolved in favor of Owner will accrue interest at the Interest Rate from the date that payment is due until paid in full.  If overdue or disputed amounts are resolved in favor of Owner, then Customer will pay Owner’s reasonable, out-of-pocket costs (including reasonable attorney’s fees) of collecting past due payment and late payment charges; provided, however, that the Parties will share the costs of a Referee in accordance with Section 2.5.  If overdue or disputed amounts are resolved in favor of Customer, then Owner will pay all of Customer’s reasonable, out-of-pocket costs (including reasonable attorney’s fees) of defending itself; provided, however, that the Parties will share the costs of a Referee in accordance with Section 2.5.  Any disputed amounts shall be resolved in accordance with Section 2.5 of this Agreement.

3.3 Customer will pay any and all taxes, fees or other charges and assessments imposed on the services provided under this Agreement, including sales or other excise taxes on transportation, gathering, storage and terminal services.  Customer will also pay any ad valorem or property ownership taxes, if any, on Customer’s Product in the System and Customer’s other property, if any, at the facilities on the System.  Owner shall be responsible for and pay all other applicable taxes levied upon Owner, including its own income and franchise taxes and any ad valorem taxes levied on the System.

3.4 Customer agrees not to challenge, protest or file a complaint, or cause, encourage or recommend to any Affiliate or any other person that it challenge, protest or file a complaint with respect to any rates, tariffs, rules or regulations in effect during the Term of the Agreement, as the same may be amended from time to time, provided that such tariffs, regulatory filings or rates do not conflict with the terms of the Agreement.

Section 4.   Operations, Receipts and Deliveries.

4.1 Customer’s Product will be gathered, transported, terminalled and stored using the modes of transportation and storage facilities, and Customer will pay for such services based on the charges specified in Attachment “A”.  Receipts and deliveries of Product will be handled within the normal business hours of the System as set forth on Attachment “A”.  Owner may, without Customer’s approval, make temporary changes in business hours or temporarily close any System asset because of an extraordinary event (a “Temporary Event”).  Owner will notify Customer of such Temporary Event in advance, or as soon after implementation as is practicable.  Except as required pursuant to Section 15 or 18 of this Agreement, Owner will not be responsible for the payment of any costs incurred by Customer or its transportation carrier for any delay in receiving or delivering Product or any other costs or fees.

4.2 Customer must arrange for and pay all Third Party costs related to the receipt or delivery of Customer’s Product to and from the System.  Owner is not responsible for such Third Party costs or any losses of Customer therefrom, except as required under Section 15 or 18 of this Agreement.  Unless otherwise provided by Owner in writing, Customer must provide notice reasonably acceptable to Owner (in accordance with Section 13) containing all necessary shipping instructions, including without limitation, the identity and quantity and any other specifications of the Product and the tentative date of delivery to the System (the “Scheduling Notice”).  Notwithstanding Section 13, such communication may be effected, with Owner’s consent, by electronic mail or facsimile.

4.3 Subject to the restrictions of Attachment “A”, Owner will deliver to Customer, or to such Third Parties as Customer may direct, the Product held by Owner on the System for the account of Customer at the delivery point requested by Customer.  Customer is responsible for providing to Owner documentation required to authorize deliveries for or on its behalf from the System.

4.4 Owner will provide System gathering, transportation, storage and terminalling services to Customer only with respect to Product.  Customer will have access to the System for other products only with prior written notice to and consent by Owner.  Any other product approved by Owner will then become part of “Product” as defined in this Agreement.  If a special method of providing terminal, storage, gathering, or transportation services is required for Product, then Customer must notify Owner in sufficient time to enable Owner to consider whether, in Owner’s sole discretion, it will accept the proposed changes in the method of delivering the services and to take the necessary preparatory measures if it agrees with such changes.  Absent such notice and absent Owner’s written approval with respect to changes in the Product or the method of delivering the services, Owner will not be liable for losses or damage incurred during the gathering, transportation, storage and terminalling of Product, nor will Owner be obligated to provide such special terminal, storage, transportation or gathering service.  It is understood that the cost of any additional or special equipment required by Customer or of alterations made necessary by the nature of Product, will be for the account of Customer, and Customer will be responsible for the expense of any necessary cleaning and restoration to their previous condition of the Terminal or storage, transportation, and gathering equipment, including, without limitation, tanks, pipelines, trucks, pumps, hoses, meters, and loading facilities, unless otherwise explicitly stated in this Agreement.  All fixtures, equipment and appurtenances attached to the tanks, pipelines, trucks and other facilities of the System will be installed by the Owner and will remain the property of Owner.

4.5 If any Governmental Authority requires installation of any improvement, alteration or addition to any Terminal, tank, truck, pipeline or other equipment on the System for purposes of compliance with Applicable Law, and if the installation would require Owner to make substantial and unanticipated capital expenditures, other than continued maintenance and capital expenditures not affected by such requirement (“Required Compliance Capital Expenditures”), and Owner elects not to make such Required Compliance Capital Expenditure(s) and thus can no longer operate the affected Terminal, tank, truck, pipeline or other equipment on the System needed to provide service on that potion of the System to Customer, Owner will be entitled to terminate service on the affected portion of the System under this Agreement by providing at least thirty (30) days prior written notice to Customer.  Such notice will specify the services that Owner will no longer provide under this Agreement and the date that such affected services will be terminated.

4.6 Owner will be responsible for providing all tank bottoms and line fill to ensure efficient operation of the System at Owner’s sole cost and expense.

4.7 Owner shall have no liability for not having available capacity in the System to accommodate all of Customer’s Product as a result of System oversubscription, so long as to the extent the System is oversubscribed, Owner will accept a pro rata portion of Customer’s Product on terms which are neither unduly discriminatory nor preferential to terms offered to other shippers.

Section 5.   Product Quality Standards and Requirements.

5.1 Customer warrants to Owner that all Product tendered by or for the account of Customer for receipt on the System will conform to the specifications for such Product set forth in Attachment “B”, attached to this Agreement and included in it for all purposes by this reference, and will comply with industry standards and all Applicable Law.  Owner may rely upon the specifications and representations of Customer, if any, set forth in the Scheduling Notice described in Section 4.2 as to Product quality.  Owner will not be obligated to receive Product into the System that is contaminated or that otherwise fails to meet those specifications, nor will Owner be obligated to accept Product that fails to meet Product grade, if any, set forth in the Scheduling Notice.  With prior written consent of Customer (not to be unreasonably withheld, conditioned or delayed), Owner may remove or dispose of or otherwise treat the Product for any water or other material or contaminants in or associated with the Product at any time and Customer shall pay or reimburse all costs and expense associated with such removal, disposal or treatment.

5.2 The quality of Product tendered into the System for Customer’s account may be verified either by Customer’s laboratory analysis, or by an Independent Inspector’s analysis indicating that the Product so tendered meets minimum Product specifications, if any, set forth in the Scheduling Notice.  Such analysis may be conducted on a periodic basis in accordance with a quality compliance program implemented by Customer, which program shall be subject to the approval of Owner, which approval shall not be unreasonably withheld.  All costs associated with such compliance program shall be borne by Customer.  Upon reasonable notice to Customer, Owner, at its expense, may sample any Product tendered to Owner for Customer’s account for the purpose of confirming the accuracy of the analysis.

5.3 Owner may commingle fungible Products received from or on behalf of Customer with those fungible products of other Third Parties using the System.  Each Party may at all reasonable times conduct appropriate tests to determine whether Product meets the specifications set forth in the Scheduling Notice.  Owner will be liable to Customer by reason of contamination of Product occurring in the System that causes the Product to fail to meet specifications, but only to the extent such contamination involves a Product Loss.  In all other cases, Customer shall indemnify Owner for any Liability incurred by Owner to Parties who purchase Product from Customer.

Section 6.   Title and Custody of Product.

6.1 Title to the Product will remain with Customer at all times subject to any lien in favor of Owner created under Applicable Law.  Owner will assume custody of the Product at the time such Product passes into the System at the truck, the gathering line meter, the pipeline meter or the flange connection between a Third Party gathering or transportation carrier and that of Owner’s receiving facilities.  If Product is delivered to Customer by pipeline, custody of the Product shall pass to Customer when the Product passes the flange connection between Owner’s delivery facilities and that of the connecting pipeline.  If Product is delivered to Customer by truck rack, custody of the Product shall pass to Customer when the Product passes the last permanent flange connection between the truck of Customer’s transportation carrier and Owner’s loading assembly.

6.2 Owner shall not cause any lien of any kind, other than under Applicable Law, to be fixed upon or against any Barrels of Product owned by Customer or the proceeds thereof, except as specified in Section 6.1 of this Agreement.

6.3 Owner shall indemnify Customer for damages, losses, or injury caused by Owner’s gross negligence or intentional misconduct.  Owner shall otherwise have no responsibility for any loss, damage or injury to persons or property (including the Product) arising out of possession or use of the Product, except to the extent that such loss, damage or injury involves a Product Loss.  Customer shall indemnify Owner for any Liability incurred by Owner to Third Parties arising out of Owner’s possession or use of the Product for which Owner is not liable under this paragraph and for any Liability to Third Parties arising out of or pertaining to the Product before its delivery by Customer into the System and after its receipt by Customer from the System.

Section 7.   Limitation of Liability and Damages.

7.1 The maximum Liability of Owner for Product Loss will not exceed, and is strictly limited to, the market value of the Product at the time of the Product Loss, plus the costs and expenses actually, reasonably and necessarily incurred by Customer or Customer’s immediate purchaser in damage to equipment into which such Product was delivered from the System, plus any fines and penalties actually levied or imposed by anyone including Governmental Authorities against Customer or Customer’s immediate purchaser by reason of such fault on Owner’s part.  Owner may, in lieu of payment for Product, replace such Product with Product of like grade and quality.

7.2 EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS WITH RESPECT TO CLAIMS OF THIRD PARTIES, THE PARTIES’ LIABILITY FOR DAMAGES HEREUNDER IS LIMITED TO DIRECT, ACTUAL DAMAGES ONLY, AND NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIFIC PERFORMANCE, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, OR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OF PERFORMANCE, THE FAILURE TO PERFORM, OR THE TERMINATION OF THIS AGREEMENT.  EACH PARTY ACKNOWLEDGES ITS DUTY TO MITIGATE DAMAGES HEREUNDER.

Section 8.   Product Measurement.

8.1 Quantities of Product received into and delivered from the System shall be determined as follows:  (i) for pipeline deliveries and receipts, volumes shall be determined by pipeline meters, where applicable, and (ii) for deliveries and receipts by truck, volumes shall be measured by the following methods in order of priority:  (x) proven API-approved meters and (y) static terminal tank gauges.  Absent fraud or manifest error, the quantities of Product in the System at any time will be determined from System inventory records of receipts and deliveries, as well as from beginning inventory balances.  Unless indicated otherwise, quantity determinations will be based on a Barrel of Product and shall be determined in accordance with the latest established API/ASTM standards for the method of delivery.  All volumes shall be temperature corrected to 60°F in accordance with the latest supplement or amendment to ASTM-IP petroleum measurement tables (ASTM designated D#1250.table 6(b)).  Gauging of Product received, delivered and in storage will be taken jointly by representatives of the Parties; provided, that if Customer does not have representatives present for gauging, Owner’s gauging will be conclusive, absent fraud or manifest error.  Customer may use an Independent Inspector at its own expense.

8.2 Custody Transfer Meters will be calibrated periodically and after each completion of repair or replacement of a meter at Owner’s expense.  Upon reasonable request by Customer, Owner will provide Customer the results of the calibration and will allow Customer to observe the calibration of the meters and gauges.  Customer may reasonably request Owner to calibrate Custody Transfer Meters if at least sixty (60) days has passed since the previous calibration.    Such calibration shall be in accordance with the latest applicable API/ASTM standards.  If a Custody Transfer Meter is determined by either Party to be defective or inoperative, such Party shall immediately notify the other Party in writing, and it will be the responsibility of the Owner to promptly make repairs or replacements.  In the event that Product was received into a System facility having a faulty Custody Transfer Meter, the Parties will determine the correct volume of Product received.  If the Parties are unable to determine and agree on the correct volume of Product received during the fifteen (15) day period following written notice being provided regarding a defective or inoperative Custody Transfer Meter (“Meter Resolution Period”), they will appoint a mutually acceptable Independent Inspector to determine the correct quantity.   If the Parties are unable to agree on a single Independent Inspector within fifteen (15) days after the end of the Meter Resolution Period, then the Parties will each appoint one (1) independent party, who will jointly select a third independent party within thirty (30) days after the end of the Meter Resolution Period, which will collectively constitute the Independent Inspector.  The Independent Inspector shall deliver its determination to the Parties within thirty (30) days from the date of its engagement.  The Independent Inspector’s report shall be final and binding upon the Parties, except for fraud or manifest error.  The cost of the Independent Inspector’s engagement and report shall be shared fifty percent (50%) by Owner and fifty percent (50%) by Customer under this Section 8.2.

Section 9.   Product Loss and Product Gain.

9.1 During such time as Owner has custody of the Product pursuant to Section 6, Owner will indemnify Customer against, and is responsible for, any Product Loss that occurs while the Product remains in the System.  The total Barrels of Product Loss, if any, will be determined by Owner within fifteen (15) days after the last day of each calendar quarter.  Any Product Loss will be promptly replaced by Owner with Product of like grade and quality as that tendered by Customer to Owner or Owner will reimburse Customer the cost of such Product on the determination date thereof.

9.2 Each calendar quarter, Owner will use the measurement procedures set out in Section 8 to determine the net gain or loss of Product in the System, excluding any loss resulting in Product Loss.  Owner will notify Customer within fifteen (15) days after the last day of each calendar quarter whether there was a net loss or net gain during such calendar quarter.  If Owner notifies Customer of a net loss or net gain, then the Parties will work collaboratively to determine if any statements or invoices for the applicable calendar quarter were inaccurate.  If the Parties determine that inaccuracies exist, then Owner will prepare adjusted statements and invoices within ten (10) Business Days after such determination.  Any refund or payment reflected on the adjusted invoices will be due and payable by Owner or Customer, as applicable, within fifteen (15) Business Days after receipt of the adjusted invoice.  Any disputes regarding the amount of any statements or invoices will be resolved in accordance with Section 2.5 of this Agreement.

Section 10.   Force Majeure.

10.1 If either Party is unable to perform or is delayed in performing, wholly or in part, its obligations under this Agreement, other than the obligation to pay funds when due, as a result of an event of Force Majeure, that Party may be excused from such performance by giving the other Party prompt written notice of any event that is or could become an event of Force Majeure with reasonably full particulars thereof.  The obligations of the Party giving notice, so far as such obligations are affected by the event of Force Majeure, will be suspended during, but not longer than, the continuance of the event of Force Majeure beginning with the time that the event first occurs.  The affected Party must act with commercially reasonable diligence to overcome or remedy the event of Force Majeure and resume performance as quickly as possible.  Once the event of Force Majeure is remedied, the affected Party shall notify the other Party that the event of Force Majeure no longer affects such obligations.  If Owner is excused from providing service pursuant to this Agreement due to an event of Force Majeure, the fees hereunder, not already due and payable, that are directly affected by such Force Majeure event will be excused or proportionately reduced, on a daily basis, for so long as the Owner’s performance is excused due to the event of Force Majeure.

10.2 The requirement that any Force Majeure event be remedied with all reasonable diligence shall not require the settlement of strikes, lockouts, or other labor difficulty by the Party claiming excuse due to an event of Force Majeure contrary to its wishes.

10.3 If either Party is rendered unable to perform by reason of an event of Force Majeure for a period in excess of thirty (30) days, then the Party not declaring Force Majeure may immediately terminate this Agreement with respect to the portion of the System affected by such Force Majeure event upon written notice to the other Party.

Section 11.   Inspection of and Access to System.

11.1 Customer shall have the right during Owner’s normal business hours and after reasonable notice to Owner so as not to disrupt the System’s or Owner’s operations (i) to make periodic operational inspections of the System, (ii) to conduct audits of any pertinent books and records, including those related to receipts, deliveries and inventories of Product, and (iii) to conduct physical verifications of the amount of Product stored in the System.  Customer’s right and that of its authorized representatives to inspect the System will be exercised by Customer in a way that will not unreasonably interfere with or diminish Owner’s control over or its operation of the System and will be subject to reasonable rules and regulations promulgated by Owner.

11.2 Customer acknowledges that any grant of the right of access to the System under this Agreement or under any document related to this Agreement is a grant of a license only and shall convey no interest in or to the System or any part of it.

Section 12.   Assignment.

No Party hereto may assign this Agreement, in whole or in part, except with the prior written approval of each other Party, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that a Party may assign, without the prior written consent of each other Party, this Agreement or their respective rights and obligations hereunder, in whole or in part, to an Affiliate (and in the case of Customer, including, but not limited to, an assignment to White Cliffs Pipeline, L.L.C.) or any purchaser of or successor to all or substantially all of the crude oil assets or business of such Party; provided, further that Customer has pledged, and may continue to pledge, its ownership interest in the Product for the benefit of its creditors to the extent permitted by Applicable Law.  This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective permitted successors and assigns, including with respect to Customer, any reorganized debtor entity appointed pursuant to the plan of reorganization of the Customer.

Section 13.   Notice.

Any notice required under this Agreement must be in writing and will be deemed received when actually received and delivered by (i) United States mail, certified or registered, return receipt requested, (ii) confirmed overnight courier service, (iii) confirmed facsimile transmission or (iv) confirmed electronic mail, each properly addressed or transmitted to the address of the Party indicated in Attachment “A” or to such other address or facsimile number as one Party shall provide to the other Party in accordance with this provision.  Unless provided otherwise herein, all statements, payments and other documents to be delivered pursuant to this Agreement shall also be delivered to the address of the Party indicated in Attachment “A”.

Section 14.   Compliance with Law and Safety.

14.1 Customer covenants that the Product tendered by it will be produced, transported, and handled in full compliance with all Applicable Law.  Owner covenants that the services provided by it under this Agreement will be in full compliance with all Applicable Law.  Each Party also covenants that it may lawfully receive and handle the Product, and it will furnish to the other Party any evidence required to provide compliance with Applicable Law and to file with applicable Governmental Authorities reports evidencing such compliance with Applicable Law.

14.2 Customer will furnish Owner with information (including material safety data sheets) concerning the safety and health aspects of the Product gathered, transported, terminalled or stored under this Agreement.  Owner will communicate such information to all persons who may be exposed to or may handle such Product, including without limitation, Owner’s agents and contractors.

Section 15.   Term and Termination.

15.1 Subject to earlier termination in accordance with the provisions of Section 15.2 of this Agreement, the initial term of this Agreement (the “Initial Term”) begins on the Effective Date and continues for one (1) year.  At the end of the Initial Term, this Agreement will automatically extend Month-to-Month thereafter (the “Extended Term”), unless cancelled by either Party upon at least thirty (30) days prior written notice .  The Initial Term together with all Extended Terms, if any, will be deemed the “Term” of this Agreement.

15.2 A Party may terminate this Agreement during the Term under the following circumstances:

(a) Either Party fails to pay any sum owed by it to the other Party under this Agreement within fifteen (15) Business Days of the Delivery to the defaulting Party of a notice of default; provided, however that neither Party shall have a right to terminate this Agreement under this Section 15.2(a) with respect to any Disputed Items that remain outstanding in accordance with Section 2.5 of this Agreement

(b) The Parties may immediately terminate this Agreement by execution of a written agreement signed by authorized representatives of both Parties, in which event the termination shall be effective on the date specified in such agreement.

(c) Either Party may terminate this Agreement in the event of a material breach of this Agreement (other than for failure of payment to which Section 15.2(a) shall apply) by the other Party, its employees, agents or servants upon not less than thirty (30) days prior written notice to such non-defaulting Party unless such breach has been cured within fifteen (15) days from receipt by the defaulting Party of such notice.

(d) Either Party may terminate this Agreement, in its entirety or with respect to a portion of the System only, in accordance with the provisions of Sections 4.5 or 10.3 of this Agreement.

15.3 Each Party’s obligations to perform its obligations under this Agreement shall end as of the effective date of its termination in accordance with this Agreement; provided, however, that each Party shall remain liable to the other hereunder with respect to (a) any obligations accruing under this Agreement prior to the effective date of such termination, including any indemnification obligations provided hereunder or (b) as otherwise provided in this Agreement.  Notwithstanding anything in this Agreement to the contrary, Sections 6.3, 7, 15.3, 18 and 19 shall survive the expiration or termination of this Agreement.  If the Customer is not then in default, Customer shall be entitled to remove its Product from the truck, pipeline, tank or Terminal or other System facilities at any time.  In the event that Customer is unable to immediately remove its Product, then Owner will replace the Product with Product of like grade and quality as that originally tendered by Customer to Owner that is immediately removable or Owner will reimburse Customer the cost of such Product on the date of such attempted removal.

Section 16.   Insurance.

16.1 Workers’ Compensation Insurance.  At all times during the term of this Agreement, each Party shall carry and maintain in force, workers’ compensation insurance, with policy limits equal to or greater than the statutory requirements of the states in which the System facilities are located and employers’ liability insurance with policy limits equal to or greater than $10,000,000 for each accident, $10,000,000 for each employee and $10,000,000 as to each disease.  In the event either Party leases employees, then lessee Party shall cause lessor Party to carry workers’ compensation and/or employer’s liability insurance at the levels set forth above.

16.2 General Liability Insurance.  At all times during the term of this Agreement, each Party shall carry and maintain in force, comprehensive general liability insurance, with a minimum $10,000,000 combined single limit.  The Owner’s commercial general liability insurance shall include coverage for Product Loss of Product in the care, custody and control of Owner and shall cover “sudden and accidental pollution” events.

16.3 Automobile and Truck Insurance.  At all times during the term of this agreement, Owner shall carry and maintain in force, commercial automobile liability insurance with a minimum $10,000,000 combined single limit per occurrence for owned, hired and non-owned automotive equipment.  If work is to be performed by Owner involving hauling Product subject to section 29 and 30 of the Motor Carrier Act of 1980, then coverage shall include broadened pollution coverage using ISO endorsement CA-99-48 Broadened Pollution Coverage – Truckers, or an endorsement that offers similar or greater coverage.

16.4 Customer’s Property Insurance on Own Property.  Property insurance on Customer’s Product, if any, that may be desired by Customer, shall be carried by Customer at Customer’s expense.

16.5 Miscellaneous Insurance Provisions.

(a) The above stipulated levels of insurance coverage may be satisfied through primary insurance or a combination of primary and excess or umbrella liability insurance.

(b) Either Party may elect to self-insure for or elect deductibles to the coverages required by this Section 16; provided, however, that except as provided in this Section 16.5(b), a Party must seek the consent of the other Party for any self-insurance or deductible in excess of $250,000, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that each Party may elect to self-insure for or elect deductibles up to and including $1,000,000 without the consent of the other Party for any coverage relating to “sudden and accidental pollution” events.

(c) All deductibles and self-insured amounts shall be the sole responsibility of the Party making such election.

(d) The mere purchase and existence of insurance coverage shall not reduce or release either Party from any liabilities incurred or assumed under this Agreement.

(e) Each Party will deliver a certificate of insurance to the other party reflecting that the policies described in this Section 16 are in full force and effect.  Each Party will provide the other Party with prompt notification of any cancellation or modification of limits affecting the policies described in this Section 16.

(f) The Parties shall use commercially reasonable efforts to ensure that each insurance policy required under this Section 16, and each applicable insurance policy which each Party elects to obtain in connection with this Agreement or the operations and activities contemplated by this Agreement, contains an endorsement waiving underwriters' rights of subrogation against the other Party hereto.

(g) All insurance required hereunder shall be maintained with responsible, solvent and reputable insurance companies with an A.M. Best rating of A-IX or better that are qualified to do business in the State of Oklahoma.

Section 17.   Security and Credit.

If Customer fails to pay the sums owed by it to Owner pursuant to this Agreement when due, Owner shall provide Customer with notice of default as provided in this Agreement and an opportunity to cure such default within a period of fifteen (15) days from delivery of such notice; provided, however that Owner may not deliver a notice of default with respect to any Disputed Items that remain outstanding in accordance with Section 2.5 of this Agreement.  If Customer has not cured such default within such fifteen (15) day cure period, Owner may terminate this Agreement in accordance with Section 15.2 and exercise any of the remedies under Applicable Law to recover its damages, including, without limitation, all out-of-pocket costs, reasonable attorney fees, and expenses incurred by Owner in the recovery of fees owed to Owner by Customer.

Section 18.   Indemnity.

18.1 Indemnity.  Subject to Section 7, each Party (the “Indemnifying Party”) shall indemnify and hold the other Party, its Affiliates, and their employees, directors, officers, representatives, agents and contractors (collectively, the “Indemnified Party”) harmless from and against any and all Liabilities arising from the Indemnifying Party’s (i) breach of this Agreement, (ii) gross negligence or willful misconduct of it, its Affiliates and their employees, directors, officers, representatives, agents or contractors in connection with the performance of such Party’s obligations under this Agreement, or (iii) failure to comply with Applicable Law with respect to the sale, transportation, storage, handling or disposal of the Product, except to such extent that such Liability results from the Indemnified Party’s breach of this Agreement, gross negligence or willful misconduct, or failure to comply with Applicable Law.

18.2 No Third Party Rights.  The Parties’ obligations to defend, indemnify and hold each other harmless under the terms of this Agreement shall not vest any rights in or be enforceable by any Third Party, whether a Governmental Authority or private entity, nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in this Agreement.  The terms of this Agreement are enforceable only by the Parties and their permitted successors and assigns, and no Third Party, including a member of Owner, shall have a separate right to enforce any provision of this Agreement, or to compel any Party to comply with the terms of this Agreement.

18.3 Notice.  The Indemnified Party shall notify the Indemnifying Party as soon as practicable after receiving notice of any claim or proceeding brought against it that might give rise to an indemnity claim under this Agreement (a “Third Party Claim”) and shall furnish to the Indemnifying Party the complete details within its knowledge.  Any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations except to the extent, if any, that the Indemnifying Party shall have been materially prejudiced by reason of such delay or failure.

18.4 Claims.  The Indemnifying Party shall have the right to assume the defense, at its own expense and by its own counsel, of any Third Party Claim; provided, however, that such counsel is reasonably acceptable to the Indemnified Party.  Notwithstanding the Indemnifying Party’s appointment of counsel to represent an Indemnified Party, the Indemnified Party shall have the right to employ separate counsel reasonably acceptable to the Indemnifying Party, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if in the Indemnified Party’s reasonable judgment (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest or defenses that are available to the Indemnified Party that are not available to the Indemnifying Party or (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim.  If requested by the Indemnifying Party, the Indemnified Party agrees to reasonably cooperate with the Indemnifying Party and its counsel in contesting any claim or proceeding that the Indemnifying Party defends, including, if appropriate, making any counterclaim or cross-complaint.  All reasonably incurred costs and expenses incurred in connection with the Indemnified Party’s cooperation shall be borne by the Indemnifying Party.

18.5 Settlement.  No Third Party Claim may be settled or compromised by (i) the Indemnified Party without the written consent of the Indemnifying Party or (ii) by the Indemnifying Party without the written consent of the Indemnified Party.

Section 19.   Miscellaneous.

19.1 Headings.  The headings of the sections and subsections of this Agreement are for convenience only and shall not be used in the interpretation of this Agreement.

19.2 Amendment or Waiver.  This Agreement may not be amended, modified or waived except by written instrument executed by officers or duly authorized representatives of the respective Parties.  The Parties hereby acknowledge and agree that a material amendment to this Agreement requires the approval of the Bankruptcy Court prior to the effective date of the plan of reorganization in the Bankruptcy Cases.  No waiver or failure of enforcement by any Party of any default by any other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner a release of the defaulting Party from, performance of any other provision, condition or requirement herein, nor deemed to be a waiver of, or in any manner a release of the defaulting Party from, future performance of the same provision, condition or requirement; nor shall any delay or omission of any non-defaulting Party to exercise any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter.

19.3 Severability.  Any provision of this Agreement that is prohibited or not enforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of the prohibition or lack of enforceability without invalidating the remaining provisions of this Agreement, or affect the validity or enforceability of those provisions in another jurisdiction or the validity or enforceability of this Agreement as a whole.

19.4 Entire Agreement and Conflict with Attachments.  This Agreement (including Attachments) contains the entire and exclusive agreement between the Parties with respect to the subject matter hereof, and there are no other promises, representations, or warranties affecting it.  The terms of this Agreement may not be contradicted, explained or supplanted by any usage of trade, course of dealing or course of performance and any other representation, promise, statement, covenant or warranty made by either Party or their agents that differs in any way from the terms contained herein will be given no force or effect.  In the case of any conflict between the body of this Agreement and any of its Attachments, the terms contained in the Attachments will govern.

19.5 Governing Law.  THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED, AND DETERMINED IN ACCORDANCE WITH, THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE AND THE INTERNAL LAWS OF THE STATE OF OKLAHOMA (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION).

19.6 Jurisdiction.

(a) Without limiting any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected hereby, and (ii) any and all actions related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 13; provided, however, that if a plan of reorganization in the Bankruptcy Cases has been approved, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the federal or state courts of the State of Oklahoma and any appellate court from any thereof, for the resolution of any such claim or dispute.

(b) The Parties hereby unconditionally and irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue or any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in any court specified in paragraph (a) above, or any defense of inconvenient forum of the maintenance of such dispute.  Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the Parties hereto consents to process being served by any Party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 13(i).

19.7 Counterparts.  This Agreement may be executed in any number of counterparts each of which, when so executed and delivered (including by facsimile or electronic mail transmission), will be deemed original but all of which together will constitute one and the same instrument.

19.8 Further Assurances.  Subject to the terms and conditions of this Agreement, each of the Parties hereto will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

19.9 No Strict Construction.  The Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of the authorship of any of the provisions of this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

This Agreement has been executed by the authorized representatives of each Party as indicated below as of the date hereof to be effective as of the Effective Date.

SemCrude, L.P.

By SemOperating G.P., L.L.C.,

Its General Partner

By:  /s/ Terrence Ronan

Name: Terrence Ronan

Title:   President & CEO

SemGroup Energy Partners, L.L.C.

By:   /s/ Alex G. Stallings

Name: Alex G. Stallings

Title:             Chief Financial Officer and Secretary

ATTACHMENT “A”

1.	Customer Notice and Billing Address

SemCrude, L.P.

Two Warren Place

6120 South Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

Email:

With a copy to:

Weil, Gotshal & Manges, LLP
Attn:  Michael A. Saslaw, Esq.
200 Crescent Court, Suite 300
Dallas, TX 75201-6950

2.	Owner Notice Address

SemGroup Energy Partners, L.L.C.

Two Warren Place

6120 South Yale Avenue, Suite 500

Tulsa, Oklahoma 74136-4216

Email:

With a copy to:

Baker Botts L.L.P.
Attn:  Doug Rayburn
2001 Ross Avenue, Suite 600
Dallas, Texas 75201

3.	Fees for Gathering, Transportation, Delivery, Terminal and Storage Services on System

(a)	Gathering and Transportation:

(i)	Pipeline

•	Barrels gathered via gathering lines will be charged a gathering rate of $0.75 per Barrel.

•	Barrels transported to mainline will be charged:

Within Oklahoma, $1.00 per Barrel.

On the Masterson Mainline, $0.55 per Barrel.

(ii)	Truck:

•	Pursuant to the Mileage Chart attached hereto as Attachment “C”.

(b)	Fuel Surcharge:

With respect to the fees charged for transportation of Product by truck, Owner may add a reasonable surcharge to reflect increased fuel costs.  The fuel surcharge will be calculated on a monthly basis, using as the base index price, the April 1, 2009 Weekly Retail On-Highway Diesel Prices-Averages All Types for Midwest as set out in the Energy Information Administration – DOE public website, as follows:

the surcharge will be equal to (x) 0.75% of the base per Barrel charge for each trucking service set forth above multiplied by (y) the number of full $0.05 increases of the applicable Weekly Retail On-Highway Diesel Prices-Averages All Types for Midwest as set out in the Energy Information Administration – DOE public website for the Month of deliver over the April 1, 2009 Weekly Retail On-Highway Diesel Prices-Averages All Types for Midwest as set out in the Energy Information Administration – DOE public website.

(c)	Terminal and Storage Services:

•
A storage charge of $0.50 per Barrel per Month for Product located in storage tanks located in Cushing and a storage charge of $0.44 per Barrel per Month for Product not located in dedicated Cushing storage tanks.

•	A delivery charge of $0.08 per Barrel will be charged for deliveries out of the Cushing Interchange Terminal.

(d)	Adjustments of Fees:

The Parties may mutually agree to modify charges under this Agreement from time to time during the Term to reflect current market rates.

4.	Operating Hours

24 Hours per day, 7 days per week.

5.	System

System means and includes all the operating facilities and assets of Owner used to provide services to Customer pursuant to this Agreement, including all of Owner’s trucks, gathering and transportation pipelines, storage tanks and Terminals in Oklahoma, Kansas, Texas and other states where Owner provides services to Customer which operating facilities and assets are owned or leased by the Owner as of the Effective Date or will be acquired or constructed by the Owner to replace such existing operating facilities and assets.

6.	Terminals

Terminal means Owner’s or Customer’s storage facilities, including, in particular, the Cushing Interchange Terminal and the Longview Terminal, where Product is transferred from a pipeline, truck or other transportation facility to a terminal or tank or another pipeline, truck or transportation facility.

ATTACHMENT “B”

For purposes of this Agreement, (i) any Product transferred by Owner on behalf of Customer in Oklahoma must include crude oil and condensates, the composite of which must represent a WTI Cushing quality and be Cushing deliverable, and (ii) any other Product transferred by Owner on behalf of Customer may be any quality of crude oil.

ATTACHMENT “C”
SGLP Truck Rates
Effective 03-01-09

			Rate/Barrel
Miles			Oklahoma	Kansas	Dumas	West Texas	Rocky Mountain
0.0	-	10	1.25	1.30	1.52	1.28	1.89
10.1	-	15	1.33	1.38	1.61	1.34	1.97
15.1	-	20	1.41	1.47	1.70	1.46	2.04
20.1	-	25	1.49	1.56	1.80	1.58	2.12
25.1	-	30	1.57	1.65	1.91	1.70	2.20
30.1	-	35	1.65	1.74	2.02	1.82	2.29
35.1	-	40	1.73	1.83	2.13	1.94	2.38
40.1	-	45	1.81	1.92	2.24	2.06	2.47
45.1	-	50	1.90	2.01	2.35	2.18	2.57
50.1	-	55	1.99	2.10	2.41	2.30	2.63
55.1	-	60	2.08	2.19	2.47	2.42	2.69
60.1	-	65	2.17	2.28	2.53	2.54	2.77
65.1	-	70	2.26	2.37	2.59	2.66	2.84
70.1	-	75	2.35	2.46	2.65	2.78	2.93
75.1	-	80	2.44	2.55	2.71	2.90	3.02
80.1	-	85	2.53	2.64	2.77	3.02	3.11
85.1	-	90	2.62	2.73	2.83	3.14	3.20
90.1	-	95	2.71	2.82	2.89	3.26	3.30
95.1	-	100	2.80	2.92	2.95	3.38	3.39
100.1	-	110	3.00	3.12	3.17	3.62	3.58
110.1	-	120	3.20	3.32	3.29	3.86	3.79
120.1	-	130	3.41	3.54	3.49	4.10	4.01
130.1	-	140	3.63	3.77	3.64	4.34	4.22
140.1	-	150	3.85	4.01	3.88	4.58	4.43
150.1	-	160	4.09	4.28	4.11	4.82	4.64
160.1	-	170	4.38	4.52	4.34	5.06	4.85
170.1	-	180	4.58	4.76	4.57	5.30	5.06
180.1	-	190	4.84	5.00	4.81	5.54	5.27
190.1	-	200	5.10	5.24	5.12	5.78	5.48
200.1	-	210	5.36	5.48	5.35	6.02	5.69
210.1	-	220	5.60	5.72	5.58	6.26	5.90
220.1	-	230	5.86	5.96	5.81	6.50	6.11
230.1	-	240	6.12	6.20	6.04	6.74	6.34
240.1	-	250	6.38	6.44	6.27	6.98	6.59